EXHIBIT 21



                           STAR BANC CORPORATION
                           LIST OF SUBSIDIARIES






Star Bank, N.A.  (A)

Star Banc Corporation Kentucky (C)

    Star Bank, N.A., Kentucky (C)

Star Bank, N.A., Indiana (D)

First National Cincinnati Corporation (A)

The Miami Valley Insurance Company (B)

P.N.B. Insurance Agency (D)*

First-In-Leasing, Inc. (D)*



(A) Ohio Corporation
(B) Arizona Corporation
(C) Kentucky Corporation
(D) Indiana Corporation



* Inactive